Exhibit 99.1

William D. Schwieterman, M.D. Joins Chelsea Therapeutics’ Board of Directors

Charlotte, NC, June 30, 2008 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that William D. Schwieterman, M.D. has been appointed to the Company’s Board of Directors.

Dr. Schwieterman, a board-certified internist and a rheumatologist, was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the Food and Drug Administration (FDA). In these and other capacities, Dr. Schwieterman served 10 years at the FDA in the Center for Biologics overseeing a wide range of clinical development programs for a large number of therapeutic candidates. He worked closely with industrial sponsors developing new drugs in a variety of therapeutic areas, including pulmonary medicine, neurology, sepsis, hepatitis, rheumatology, infectious disease, solid organ transplantation and wound healing, and also with FDA reviewers of vaccines, devices (CDRH) and oncology products. Dr. Schwieterman helped author the FDA’s “Good Review Practices” for investigational products, and was instrumental in developing several guidance documents for industry. He currently serves as an independent consultant to biotechnology and pharmaceutical companies, focusing on clinical drug development and regulatory matters.

“As a member of our scientific advisory board, Bill has been an active and invaluable advisor to our important antifolate development program since the Company’s inception,” commented Dr. Kevan Clemens, Chairman of the Board. “As we now approach the filing of our first NDA, we look forward to leveraging the full breadth of Bill’s expertise in his new position as Director to assist us in navigating the final regulatory steps toward approval of Droxidopa.”

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by the development of the I-3D portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is developing Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856